Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Meta Materials Inc.

We consent to the use of our report dated March 1, 2022 on the consolidated financial statements of Meta Materials Inc. (the “Entity”) which comprise the consolidated balance sheets as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and our report dated March 1, 2022 on the effectiveness of internal control over financial reporting as of December 31, 2021, which reports are incorporated by reference herein in the Registration Statement on Form S-8 dated March 22, 2022, of the Entity.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 22, 2022

Vaughan, Canada